UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2004

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification Number)

1300 Morris Drive Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Item 5. Other Events.

On April 26, 2004, AmerisourceBergen Corporation (the “Registrant”) issued a news release (the “News Release”) announcing its earnings for the fiscal quarter ended March 31, 2004. A copy of the News Release is filed as Exhibit 99.1 to this report and incorporated herein by reference.

On April 26, 2004, the Registrant also indicated that (i) it intends to effect the redemption during the fiscal quarter ending June 30, 2004 (“3Q 2004”) of the outstanding 12,000,000 shares of 7.80% Trust Originated Preferred Securities(SM) (“TOPrS (SM)”) issued in May 1999 by a subsidiary of the Registrant and (ii) it expects to realize a net gain of approximately $35 million to $40 million during 3Q 2004 from an antitrust litigation settlement with a supplier. The book loss of approximately $24 million that would result from the redemption of the TOPrS in 3Q 2004 and the net gain that is expected to be realized from the antitrust litigation settlement in 3Q 2004 are not included in the earnings per share guidance set forth in the News Release. The Registrant indicated additionally that it expects operating revenue growth to be in mid-single-digit percentages in 3Q 2004 (versus the prior fiscal year quarter) and in low-single-digit percentages in the fiscal quarter ending September 30, 2004 (versus the prior fiscal year quarter), reflecting the loss by the Registrant of the U.S. Department of Veterans Affairs as a customer after May 10, 2004.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

99.1	News Release dated April 26, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: April 26, 2004	By:	/s/ Michael D. DiCandilo
	Name:	Michael D. DiCandilo
	Title:	Senior Vice President and Chief Financial Officer